EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
Mobile Internet Devices, LLC

We have audited the accompanying balance sheet of Mobile Internet Devices, LLC (“the Company”) as of September 30, 2009, and related statements of operations, member’s equity, and cash flows for the period from February 4, 2009 (inception) to September 30, 2009.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2009, and related statements of operations, member’s equity, and cash flows for the period from February 4, 2009 (inception) to September 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ JEWETT, SCHWARTZ, WOLFE & ASSOCIATES

Hollywood, Florida
February 19, 2010

Mobile Internet Devices, LLC
Balance Sheet September 30, 2009

ASSETS

Current assets:
Cash and cash equivalents	$15,761
Total current assets	15,761

TOTAL ASSETS	$15,761

LIABILITIES AND MEMBER'S EQUITY

Current liabilities:
Accounts payable and accrued expenses	$31,614
Total current liabilities	31,614

TOTAL LIABILITIES	31,614

Member's equity:
Member draws	(8,900)
Retained earnings (deficit)	(6,953)
Total member's equity	(15,853)

TOTAL LIABILITIES AND MEMBER'S EQUITY	$15,761

The accompanying notes are an integral part of these financial statements.

Mobile Internet Devices, LLC
Income Statement
For the Period February 4, 2009 (Inception) to September 30, 2009

Revenues	$29,292

Cost of sales	31,300

Gross profit (loss)	(2,008)

Operating expenses:
General and administrative expenses	4,945
Total operating expenses	4,945

Loss from operations and net loss	$(6,953)

The accompanying notes are an integral part of these financial statements.

Mobile Internet Devices, LLC
Statement of Changes in Member's Equity
For the Period February 4, 2009 (Inception) to September 30, 2009

		Retained
	Member	Earnings
	Draws	(Deficit)	Total

Balance as of February 4, 2009 (inception)	$-	$-	$-

Net loss for the period	-	(6,953)	(6,953)

Member draws	(8,900)	-	(8,900)

Balance as of September 30, 2009	$(8,900)	$(6,953)	$(15,853)

The accompanying notes are an integral part of these financial statements.

Mobile Internet Devices, LLC
Statement of Cash Flows
For the Period February 4, 2009 (Inception) to September 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,953)
Changes in operating assets and liabilities net of assets
and liabilities acquired:
Accounts payable	31,614
Net cash provided by operating activities	24,661

CASH FLOWS FROM INVESTING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVITIES
Member draws	(8,900)
Net cash used in financing activities	(8,900)

Net increase in cash	15,761

Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	$15,761

The accompanying notes are an integral part of these financial statements.

Mobile Internet Devices, LLC
Notes to Financial Statements

NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS

Mobile Internet Devices, LLC (the “Company”) was formed as a Florida limited liability company and entered into an Operating Agreement on February 4, 2009. The Operating Agreement was entered into between the Company and the Member for the exclusive benefit of the Company, its Member, and their successors and assignees. The Member purchased a 100% membership interest of the Company.
The Company delivers nationwide mobile 3G data coverage to for a competitive fixed monthly price, through a proprietary USB device connected to any computer with a Windows or Mac operating system. Substantial operations began in July, 2009.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents

            For purposes of reporting cash flows, the Company considers all cash on hand, in banks, including amounts in book overdraft positions, certificates of deposit and other highly liquid debt instruments with a maturity of three months or less at the date of purchase, to be cash and cash equivalents. Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

Accounts Receivable

            Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts based on its assessment of the current status of the individual receivables and after using reasonable collection efforts.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses represent amount owed as the result of a purchase of goods and other operational costs on a credit basis.

Income Taxes

            The Company being a limited liability company is not taxed as an entity, therefore a provision for income taxes is not applicable.

Fair Value of Financial Instruments

            The carrying amount of cash, accounts receivable and accounts payable, as applicable, approximates fair value due to the short term nature of these items.

Revenue Recognition

            Revenues are primarily derived from monthly fees charged to provide its nationwide mobile 3G data coverage, and the one-time fees charged for the related proprietary USB device.  Revenues are recognized as the monthly services are provided and USB devices sold and shipped, and continue until the cancellation of the monthly service by the customer.

 Quarterly Financial Statements

Because substantial business operations did not begin until July 2009, the statements of operations, member’s equity, and cash flows for the three months ended September 30, 2009 are substantially equal  to those statements for the period from February 4, 2009 (inception) to September 30, 2009.  Therefore, only the period from February 4, 2009 (inception) to September 30, 2009 is presented in the related accompanying financial statements.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk are cash and accounts receivable.

NOTE C - SUBSEQUENT EVENTS

On December 9, 2009, Quamtel, Inc. acquired all of the outstanding membership interests of the Company, for a combination of common stock, stock warrants, and a royalty based on the Company’s future earnings and new subscribers.  The Company was subsequently renamed and reorganized as DataJack, Inc., a Texas corporation.